Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact:	Investors:
Bryan J. Carey	Nick Laudico
Chief Financial Officer	The Ruth Group
239-931-7285	646-536-7030
bcarey@rtsx.com	nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES AMENDS SENIOR CREDIT FACILITY CREATING ADDITIONAL FINANCIAL CAPACITY AND FLEXIBILITY

RECEIVES ADDITIONAL $50 MILLION IN LOAN COMMITMENTS TO SUPPORT ITS ACQUISITION OF ONCURE AND FURTHER ENHANCE LIQUIDITY TO SUPPORT GROWTH

FORT MYERS, FL, August 29, 2013 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today that its wholly owned subsidiary, Radiation Therapy Services, Inc. (“RTSI”), has amended its $140 million revolving credit facility (the “Credit Facility”). The amendments include, among other things, the following changes:

•                  Reduction of the total revolving loan commitment to $100 million, which remains secured on a first priority basis by substantially all of the Company’s, RTSI’s and the subsidiary guarantors’ assets;

•                  Conversion of $40 million of outstanding revolving loans into new term loans under the Credit Facility;

•                  Addition of $50 million of new term loans under the Credit Facility, increasing RTSI’s new term loan to $90 million;

•                  Removal of the First Lien Debt to EBITDA covenant of 1.25x, replacing it with a minimum Liquidity requirement of $15 million.

Both the revolver and term loan have a maturity date of October 15, 2016.

Use of proceeds from the term loan is intended to provide the necessary liquidity to complete the purchase of OnCure Holdings, Inc. which is anticipated to close in October 2013.  Following the close of this financing and the OnCure acquisition, the Company expects to have minimal outstanding under its $100 million revolver.

Bryan J. Carey, Vice Chairman and Chief Financial Officer, commented, “The additional capital raised through this transaction enables us to complete the OnCure transaction without diminishing our financial flexibility to continue to execute on our growth strategy.  We are pleased with the support of our lending group.”

Wells Fargo served as Administrative Agent, Issuing Bank, Collateral Agent and Swingline Lender.  Wells Fargo Securities, Suntrust Bank and Morgan Stanley are acting as Joint Lead Arrangers and Joint Bookrunners.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is a leading provider of advanced radiation therapy and other services to cancer patients in the United States and Latin America. The Company offers a comprehensive range of radiation treatment alternatives, focused on delivering academic quality, cost-effective patient care in a personal and convenient setting. In total, the Company operates 132 treatment centers, including 100 centers located in 15 U.S. states, strategically clustered in 28 local markets. The Company also operates 32 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

#  #  #